NEWS RELEASE

CrossAmerica Partners LP Declares 11th Consecutive
Quarterly Distribution Increase

•	Quarterly distribution of $0.6125 per unit attributable to the fourth quarter of 2016

•	Distribution is 3.4% increase in distributions per unit over fourth quarter of 2015

•	Grew distributions per limited partner unit by over 6% in 2016 when compared to 2015
ALLENTOWN, PA (January 26, 2017) – CrossAmerica Partners LP (NYSE: CAPL) announced today that the Board of Directors of its general partner has approved a quarterly distribution of $0.6125 per unit attributable to the fourth quarter of 2016 (annualized $2.45 per unit), representing a 0.8% increase in the Partnership's cash distribution per unit from $0.6075 per quarter ($2.43 per unit annualized) paid with respect to the third quarter of 2016 and a 3.4% increase compared with the distribution per unit attributable to the fourth quarter of 2015. The Partnership grew distributions per limited partner unit 6.1% in 2016 over 2015. The distribution attributable to the fourth quarter is payable on February 13, 2017 to all unitholders of record on February 6, 2017.
CrossAmerica will host a conference call on February 28 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss fourth quarter and full year 2016 earnings results, which will be released after the market closes on Monday, February 27.
About CrossAmerica Partners LP
CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,200 locations and owns or leases approximately 900 sites. With a geographic footprint covering 29 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Safe Harbor Statement
Statements contained in this release that state the Company's or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica's website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts - Karen Yeakel, Investor Relations 610-625-8005 or Randy Palmer, Investor Relations, 210-692-2160